EXHIBIT 16.1

August 29, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read First Cash Financial Services, Inc.’s statements included under Item 4.01 of its Form 8-K filed on August 29, 2016 and we agree with such statements concerning our firm except the last paragraph. We have no basis to agree or disagree with the statements of the registrant contained in the last paragraph.

/s/ Hein & Associates LLP

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